EXHIBIT 2.1

AMENDMENT NO. 1 TO UNIT PURCHASE AGREEMENT

This Amendment No. 1 to Unit Purchase Agreement (this “Amendment”) is made and entered into as of March 4, 2011, by and among Technest Holdings, Inc., a Nevada corporation (“Technest”), AccelPath LLC, a Massachusetts limited liability company (“AccelPath”) and all of the members of AccelPath (each a “Seller” and collectively, the “Sellers”).

RECITALS

Whereas, each of Technest, AccelPath and the Sellers have previously entered into that certain Unit Purchase Agreement dated as of January 11, 2011 (the “Unit Purchase Agreement”);

Whereas, in was the intent of the parties to the Unit Purchase Agreement that upon the Closing (as defined therein) Technest would acquire all of the issued and outstanding membership interests in AccelPath directly from the Sellers in consideration for an aggregate of 86,151,240 shares of Technest’s common stock (the “AccelPath Transaction”) representing 72.5% of Technest issued and outstanding common stock immediately following the consummation of the AccelPath Transaction (the “Target Percentage”);

Whereas, on the date hereof, 315,000 Units (as defined in the Unit Purchase Agreement) have been repurchased from one of the Sellers by AccelPath and terminated, reducing the number of issued and outstanding Units from 2,900,000 to 2,585,000;

Whereas, in order to carry out the intent of the parties to achieve the Target Percentage immediately following the closing of the AccelPath Transaction, the parties now desire to amend the Unit Purchase Agreement to increase the exchange ratio from 29.7073240 shares of Technest’s common stock for each Unit to 33.3273650 shares of Technest’s common stock for each Unit;

Whereas, pursuant to Section 7.1 of the Unit Purchase Agreement any provision of the Unit Purchase Agreement may be amended by action taken or authorized by Technest’s Board of Directors and AccelPath’s Managers; and

Whereas, this Amendment has been duly authorized and approved by Technest’s Board of Directors and AccelPath’s Managers.

Now, Therefore, in consideration of the foregoing, the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Amendment of Unit Purchase Agreement.

(a) Section 1.1(b) of the Unit Purchase Agreement is hereby amended and restated in its entirety as follows:

“(b)           Exchange Ratio.  The exchange ratio for the Units will be 33.3273650 shares of Common Stock of Technest for every one (1) Unit.  The shares of Technest Common Stock issued to the Sellers in exchange for the Units pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

Notwithstanding the foregoing, in no event shall the number of Technest securities that Sellers receive at the Closing exceed seventy two and one half percent (72.50%) of Technest’s issued and outstanding capital stock immediately following the Closing.”

(b) The first sentence of Section 2.2(a) of the Unit Purchase Agreement is hereby amended and restated in its entirety as follows:  “The outstanding Units of AccelPath consist of 2,585,000 Units of AccelPath, all of which membership interests are issued and outstanding as of the date hereof.”

2.  Continuation of Agreement.  Except as expressly modified herein, the Unit Purchase Agreement shall remain in full force and effect.

3.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

4.  Counterparts.  This Agreement may be executed by facsimile or electronic signature, in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Unit Purchase Agreement to be executed by their duly authorized respective officers as of the date first written above.

TECHNEST HOLDINGS, INC. By: /s/ Gino M. Pereira Name: Gino M. Pereira Title: Chief Executive Officer ACCELPATH LLC By: /s/ Shekhar G. Wadekar Name: Shekhar G. Wadekar Title: Chief Executive Officer

[Signature Page To Amendment No. 1 to Unit Purchase Agreement]